Exhibit 23.1

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Pre-Effective Amendment No. 1 to the Registration Statement (Form S-3, No. 333-40812) and related Prospectus of V-One Corporation for the registration of 506,011 shares of its common stock and to the incorporation by reference therein of our report dated February 18, 2000 (except Note 11, as to which the date is March 24, 2000), with respect to the financial statements and schedule of V-One Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                              /s/ Ernst & Young LLP
                              ----------------------
                              Ernst & Young LLP

McLean, Virginia
November 3, 2000